Page 9 of 9

EXHIBIT 99.1

JOINT FILING UNDERTAKING

The undersigned, who, together, may be deemed to form a group under section 13(d)(3) of the Securities Exchange Act, being authorized thereunto, hereby agree that the Statement on Schedule 13G, dated September 25, 2024, with respect to the common stock, par value $0.001 per share, of Leatt Corporation, and any amendments thereto, executed by each and any of the undersigned shall be filed by each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, and as an exhibit to the Schedule 13G to evidence the agreement of the below-named parties to file this Schedule 13G, and any amendments hereto, jointly on behalf of each of such parties.

Dated: September 25, 2024

ASTORIA INVESTMENTS LTD

By:	/s/ Dean Schweizer
Name: Dean Schweizer
Title: Chief Financial Officer

RECM GLOBAL LIMITED

By:	/s/ Didier Parsad
Name: Didier Parsad
Title: Director

9